Exhibit 99.1
FOR IMMEDIATE RELEASE
PLEXUS ANNOUNCES GINGER M. JONES AS CFO
AND NAMES SEVERAL OTHER NEW EXECUTIVE OFFICERS
NEENAH, WI, August 30, 2007 — Plexus Corp. (NASDAQ: PLXS) today announced that its Board of Directors has appointed Ginger M. Jones, 43, to the position of Vice President, Chief Financial Officer, effective immediately. Additionally, the Company announced the appointment of several new Executive Officers:
Mike Buseman, 46, is named Sr. VP, Global Manufacturing Operations. Previously, Mr. Buseman has held various management roles in the Company’s manufacturing organization. Mr. Buseman has more than 24 years of electronics industry experience. He holds an MBA from the University of St. Thomas, St. Paul, MN and a BS in Mechanical Engineering from South Dakota State University.
Steve Frisch, 41, is named Sr. VP, Global Engineering Services. Previously, Mr. Frisch has held various management positions in the Company’s engineering services organization. Mr. Frisch has more than 18 years of electronics industry experience. He holds an MS degree in Electrical Engineering from Marquette University and a BS degree in Electrical Engineering and Technology from the Milwaukee School of Engineering.
Todd Kelsey, 42, is named Sr. VP Global Customer Services. Previously, Mr. Kelsey has held various management positions in the Company’s engineering services and manufacturing organizations. Mr. Kelsey has more than 19 years of electronics industry experience. He holds an MBA from the University of Wisconsin, Oshkosh, and MS and BS degrees in Electrical Engineering from the University of Wisconsin, Madison.
YJ Lim, 47, is named Regional President—Plexus Asia Pacific. Previously, Mr. Lim has held various management roles in Plexus’ Asian-Pacific region. He has more than 24 years of electronics industry experience. Mr. Lim holds a BS degree in Mechanical Engineering from Universiti Teknologi Malaysia.
Dean Foate, Chief Executive Officer of Plexus, commented, “On behalf of the Board of Directors, I am pleased to announce the promotions of Ginger, Mike, Steve, Todd and YJ as Executive Officers of Plexus. These additions to the Plexus Leadership Team are consistent with our succession plans, and will help solidify a strong foundation for the Company’s growth trajectory over the coming years. Also, on behalf of the Board and the Company I would also like to thank Gordon Bitter for his contributions as CFO over the past five years, and wish him all the best as he prepares for his retirement.”
For further information, please contact:
Kristian Talvitie, Vice President — Marketing, Branding and Communications
920-969-6160 or kristian.talvitie@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality. Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
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